Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements and financial statement schedule of Responsys, Inc. and its subsidiaries (collectively, the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 18, 2012